UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 3, 2012

Date of Report (Date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

The Landmark @ One Market, Suite 300

San Francisco CA 94105

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 3, 2012, salesforce.com, inc., a Delaware corporation (the “Company”), and Bullseye Merger Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Buddy Media, Inc., a Delaware corporation (“Buddy Media”), and Shareholder Representative Services LLC as stockholder representative thereunder, pursuant to which, on the terms and subject to the satisfaction of the conditions set forth therein, Merger Sub will be merged with and into Buddy Media (the “Merger”) and Buddy Media will survive the Merger and become a wholly owned subsidiary of the Company.

Under the terms of the Merger Agreement, upon consummation of the Merger, all outstanding shares of capital stock, stock options and RSUs of Buddy Media will be cancelled and converted into the right to receive merger consideration with a value equal to $745 million in the aggregate, subject to certain customary adjustments (the “Merger Consideration”). Subject to certain exceptions, 70% of the Merger Consideration payable to Buddy Media stockholders will be payable in cash and the remaining Merger Consideration will be comprised of a number of shares of Company common stock, par value $0.001 per share (“Company Common Stock”), to be determined based on the volume weighted average closing price of Company Common Stock during the twenty trading days ending on the second trading day before the closing of the Merger. The Company has agreed to file a registration statement on Form S-3 registering the resale by the holders of the shares of Company Common Stock issued pursuant to the Merger.

Under the terms of the Merger Agreement, the Company will assume all stock options, both vested and unvested, unvested restricted stock and RSUs of Buddy Media that are outstanding immediately prior to the effective time of the Merger, other than stock options, unvested restricted stock and RSUs that are held by non-continuing employees of Buddy Media. Such assumed options, unvested restricted stock and RSUs of Buddy Media will be exercisable for, or settled in, shares of Company Common Stock, as the case may be.

The Merger Agreement contains customary representations, warranties and covenants of Buddy Media. The Merger Agreement also contains customary indemnification provisions whereby the stockholders of Buddy Media will indemnify the Company and affiliated parties for any losses arising out of any inaccuracy in, or breaches of, the representations, warranties and covenants of Buddy Media under the Merger Agreement, pre-closing taxes of Buddy Media, appraisal claims of Buddy Media stockholders and certain other matters. $74,500,000 of the Merger Consideration otherwise payable in the Merger to Buddy Media stockholders, 70% of which will be comprised of cash and 30% of which will be comprised of shares of Company Common Stock (valued in the same manner as generally applicable under the merger agreement), will be placed in a third party escrow for one year as partial security for the indemnification obligations of Buddy Media stockholders under the Merger Agreement.

The Merger Agreement contains customary closing conditions, including the requisite consent to the adoption of the Merger by Buddy Media’s stockholders, which has already been obtained, and the expiration or termination of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Buddy Media. In particular, the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of specific dates and may have been qualified by certain disclosures between the parties and a contractual standard of materiality different from those generally applicable to stockholders, among other limitations. The representations and warranties were made for the purposes of allocating contractual risk between the parties to the Merger Agreement and should not be relied upon as a disclosure of factual information relating to the Company or Buddy Media. The Merger Agreement is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities

The information contained in Item 1.01 is hereby incorporated into this Item 3.02. In accordance with the Merger Agreement, a portion of the consideration to be delivered to the former stockholders of Buddy Media consists of shares of Company Common Stock. These shares of Company Common Stock will be issued pursuant to exemptions from registration provided by Section 4(2) and/or Regulation D of the 1933 Securities Act, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated June 3, 2012, by and among salesforce.com, inc., Bullseye Merger Corporation, Buddy Media, Inc., and Shareholder Representative Services LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 3, 2012	salesforce.com, inc.

	By:	/s/ Burke F. Norton
		Name:	Burke F. Norton
		Title:	Executive Vice President and Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated June 3, 2012, by and among salesforce.com, inc., Bullseye Merger Corporation, Buddy Media, Inc., and Shareholder Representative Services LLC